SECURITIES AND EXCHANGE COMMISSION

                                           WASHINGTON, D.C. 20549



                                                  FORM 8-K

                                               CURRENT REPORT


                                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                                      SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  August 30, 1996


                                            HSBC AMERICAS, INC.
                             (Exact name of registrant as specified in charter)


DELAWARE                      I-2940              22-1093160
(State or other juris-        (Commission         (IRS Employer
diction of incorporation)     File Number)        Identification No.)


ONE MARINE MIDLAND CENTER, BUFFALO, NEW YORK 14203
(Address of principal executive offices)

Registrant's telephone number, including area code:  (716) 841-2424


                                               Not Applicable
                                      (Former name or former address,
                                          if changed since report)





                                                                            2.


Item 5.  Other Events

           On August 13, 1996 Marine Midland Bank (Marine), the principal subsidiary of HSBC Americas, Inc. (HAI) announced that it had reached an agreement to acquire the institutional United States dollar clearing business of Morgan Guaranty Trust Company of New York. It is projected that this acquisition will increase demand deposits of Marine by approximately $2 billion on an on going basis. Goodwill amortization is not expected to be material to HAI's results of operations.

           The agreement is subject to review by the Federal Reserve Board of Governors and the New York State Banking Department. It is expected that the transaction will be completed in the fourth quarter of 1996.


Item 7.  Financial Statements and Exhibits

        c.  Exhibits

            1. Press release dated August 13, 1996 announcing the agreement to acquire the institutional United States dollar clearing business of J.P. Morgan.

                                                                             3.





                                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                      HSBC AMERICAS, INC.


                                      (REGISTRANT)

                                      /s/ GERALD A. RONNING

                                      NAME:   GERALD A. RONNING
                                      TITLE:  EXECUTIVE VICE PRESIDENT &
                                              CONTROLLER




Date:  August 30, 1996





Press Release                                              HSBC Americas, Inc.


FOR RELEASE:
Tuesday, August 13, 1996


 HSBC FINANCIAL INSTITUTIONS REACHES PRELIMINARY ACCORD TO ACQUIRE
     J.P. MORGAN'S INSTITUTIONAL U.S. DOLLAR CLEARING BUSINESS


NEW YORK, August 13, 1996 -- HSBC Americas, Inc. today said a preliminary agreement has been reached for HSBC Financial Institutions, a division of Marine Midland Bank, to acquire J.P. Morgan's institutional United States dollar clearing business.

The agreement is subject to review by the Federal Reserve Board of Governors, the New York State Banking Department, and the Office of the State Bank Commissioner in Delaware. It is expected to be completed in the fourth quarter of 1996. Terms of the transaction were not disclosed.

HSBC Financial Institutions said it would combine J.P. Morgan's institutional dollar clearing business with its existing dollar clearing operations and establish its center in Newark, Delaware. The expanded dollar clearing service would operate under the brand name HSBC Financial Institutions, used globally for institutional client money transfer and other institutional business activities by the subsidiaries of HSBC Holdings plc.

"As a result of the agreement, HSBC Financial Institutions will be better able to grow its global correspondent banking and other institutional relationships worldwide and offer our clients a wider array of services," said Jim Cleave, chief executive officer of HSBC Americas.

"The J.P. Morgan U.S. dollar clearing business could more than double HSBC Financial Institutions' current dollar clearing values and volumes,"
Mr. Cleave said. "It also will place HSBC Financial Institutions among the top five U.S. dollar clearing organizations in New York in the Clearing House Interbank Payment System (C.H.I.P.S.)" Currently, HSBC Financial Institutions ranks seventh among New York banks in that system. In terms of total wire transfers through Clearing House, Federal Reserve and other internal systems, HSBC Financial Institutions processes more than $80 billion in transfers daily.

Under terms of the preliminary agreement, HSBC Financial Institutions will assume clearing for about 700 clients, including banks, securities brokerage firms, corporations, and insurance companies. HSBC Financial Institutions also would provide dollar clearing services for several J.P. Morgan overseas offices and various internal departments.

HSBC Financial Institutions will offer positions to all of J.P. Morgan's cash operations, sales and customer service staff, and establish Newark, Delaware, as HSBC Financial Institutions' primary U.S. dollar processing center.

Dollar clearing primarily involves the execution of customer wire transfer of funds from one client's account to another. "Fedwire," the Federal Reserve's funds and securities transfer service, and C.H.I.P.S., are the two primary networks used by banks to transfer customer funds. Daily combined volume through Fedwire and C.H.I.P.S. averages more than 400,000 items, with an average value in excess of $2 trillion per day.

HSBC Americas, whose principal subsidiary is Marine Midland Bank, had assets at June 30, 1996, of $22.7 billion, and is an indirectly-held, wholly-owned subsidiary of HSBC Holdings plc. With over 3,300 offices in 72 countries and assets of $368 billion at June 30, 1996, the HSBC Group is one of the world's largest banking and financial services organizations.



For additional information, contact:

Mary Jo Jacobi, HSBC Holdings plc 260-9141 (London)
Art Samansky, HSBC Americas 212-658-1028 (New York)